UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2010

Energy XXI (Bermuda) Limited
(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM
1179, Hamilton HM EX, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Information.

 On November 5, 2010, Energy XXI (Bermuda) Limited (“the Company”) announced the closing of its previously announced concurrent public offerings of common stock and convertible perpetual preferred stock.  The Company sold a total of 13.8 million shares of its common stock at $20.75 per share and 1.15 million shares of its 5.625% convertible perpetual preferred stock at $250 per share, including the over-allotment options for each offering that were exercised in full by the underwriters.

Total net proceeds from these offerings, after deducting underwriting discounts and commissions, were $555.9 million.  The Company intends to use $132.2 million of the net proceeds from these offerings to redeem $119.7 million aggregate principal amount of its 16% Second Lien Junior Secured Notes due 2014 and $91.5 million of the net proceeds to repay amounts outstanding under its wholly owned subsidiary’s revolving credit facility. The remainder of the net proceeds will be used for general corporate purposes, which may include purchases of the 16% Second Lien Junior Secured Notes due 2014 in the open market, repayment of other outstanding debt, accelerating development of existing reserves or acquisitions. A copy of the press release, attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release of Energy XXI (Bermuda) Limited, dated November 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer

November 5, 2010

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Energy XXI (Bermuda) Limited, dated November 5, 2010.